COMPOSITE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                   OF
                           CYBER DIGITAL, INC.
                         AS OF FEBRUARY 12, 1997
                                ________
		FIRST:  The name of the corporation is CYBER DIGITAL, INC.

 	SECOND: The corporation is formed for the following purpose or purposes:

		To manufacture, maintain, sell, operate, repair and generally deal in and with telecommunication and electronic equipment of all types, including, but not limited to equipment and services useful in transmission by aural broadcasting, facsimile, television, radio, energy, pictures, graphic images, sounds or other visual or aural signals.

		To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

		To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings and other works and any interest or right therein; to take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

		To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

		(a)	inventions, devices, formulae, processes and any
improvements and modifications thereof;

		(b)	letters patent, patent rights, patented processes,
copyrights, designs, and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

		(c)	franchises, licenses, grants and concessions.

		To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business
Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

		THIRD: The office of the corporation is to be located in the City of New York, County of New York, State of New York.

		FOURTH: The total number of shares of capital stock which the Corporation shall be authorized to issue is 40 million of which 10 million shares shall be shares of Preferred Stock, having par value of $.05 per share, and 30 million shares shall be shares of Common Stock, having a par value of $.01 per share.
Preferred Stock may be issued in one or more series with such rights and designations, including without limitation, voting powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, conversion rights, liquidation privileges, dividend rights, redemption price or prices and terms of redemption, including sinking funds provision, as may be determined by action of the Board of Directors without any further vote or action by the stockholders. Authority is hereby expressly granted to the Board of Directors to establish and designate one or more series of Preferred Stock subject to the provisions of this Article.

PART A.	Series A Preferred Stock.

		Eight Hundred Five (805) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company are hereby designated Series A Preferred Stock, par value $.05 per share.
(References to section numbers in this Part A of Article FOURTH shall refer only to such sections in this Part A of Article
FOURTH, unless otherwise expressly stated herein.)  The Series A
Preferred Stock shall possess the rights and preferences set forth below:

		Section 1.	Designation and Amount.  The shares of such series
shall have a par value of $.05 per share and shall be designated as Series A Preferred Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be Eight Hundred Five (805). The Series A Preferred Stock shall be offered at a purchase price of Ten Thousand Dollars
($10,000.00) per share (the "Original Series A Issue Price"), with a ten percent (10%) per annum accretion rate as set forth herein.

		Section 2.	Rank.  The Series A Preferred Stock shall rank: (i)
junior to any other class or series of capital stock of the
Company hereafter created specifically ranking by its terms
senior to the Series A Preferred Stock (collectively, the
"Senior Securities"); (ii) prior to all of the Company's Common
Stock, $.01 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision
(collectively, with the Common Stock, "Junior Securities"); and
(iv) on parity with any class or series of capital stock of the
Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities")
in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to
collectively as "Distributions").

		Section 3.	Dividends.  The Series A Preferred Stock will bear
no dividends, and the holders of the Series A Preferred Stock
("Holders") shall not be entitled to receive dividends on the Series A Preferred Stock.

		Section 4.	Liquidation Preference.

		(a)	In the event of any liquidation, dissolution or winding up
of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) the Original Series A Issue Price for each outstanding share of Series A Preferred Stock and (ii) an amount equal to ten percent (10%) of the Original Series A Issue Price per annum for the period that has passed since the date that, in connection with the consummation of the purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series A Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A
Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

		(b)	Upon the completion of the distribution required by
subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

		(c)	At each Holder's option, a sale, conveyance or disposition
of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided further that an event described in the prior clause that the Holder does not elect to treat as a liquidation and a consolidation, merger, acquisition, or other business combination of the Company with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to Section
5(e) hereof.

		(d)	In the event that, immediately prior to the closing of a
transaction described in Section 4(c) which would constitute a liquidation event, the cash distributions required by Section
4(a) or Section 6 have not been made, the Company shall either:
(i) cause such closing to be postponed until such cash distributions have been made, or (ii) cancel such transaction, in which event the rights of the Holders of Series A Preferred
Stock shall be the same as existing immediately prior to such proposed transaction.

		Section 5.	Conversion.  The record Holders of this Series A
Preferred Stock shall have conversion rights as follows (the
"Conversion Rights"):

		(a)	Right to Convert.  Each record Holder of Series A
Preferred Stock shall be entitled (at the times and in the amounts set forth below) and subject to the Company's right of redemption set forth in Section 6(a), at the office of the Company or any transfer agent for the Series A Preferred Stock
(the "Transfer Agent"), to convert (in multiples of one (1)
share of Preferred Stock) as follows: (x) up to one-third (1/3) of the shares of Series A Preferred Stock initially issued to such Holder at any time beginning forty-five (45) days following the date of the last closing of a purchase and sale of Series A
Preferred Stock that occurs pursuant to the offering of the Series A Preferred Stock by the Company (the "Last Closing
Date") and at any time thereafter, (y) up to an additional one-third (1/3) of the shares of Series A Preferred Stock initially issued to such Holder at any time beginning seventy-five (75) days following the Last Closing Date and at any time thereafter, and (z) all remaining Series A Preferred
Stock held by such Holder at any time beginning one hundred five
(105) days following the Last Closing Date (each of the time periods referenced in subclauses (x), (y) and (z) is hereinafter referred to singularly as a "Conversion Gate") at the office of the Company or any Transfer Agent for the Series A Preferred
Stock, into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula (the "Conversion Rate"):

	Number of shares issued upon conversion of one (1) share of Series A Preferred Stock =

                 (.10) (N/365) (10,000) + 10,000
                 _______________________________
                       Conversion Price
where,

	 N= the number of days between (i) the date that, in connection with the consummation of the initial purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series A Preferred Stock for which conversion is being elected, and (ii) the applicable Date of Conversion (as defined in Section 5(c)(iv) below) for the shares of Series A Preferred Stock for which conversion is being elected, and

	 Conversion Price = the lesser of (x) 100% of the average Closing Bid Price, as that term is defined below, for the five
(5) trading days ending on June 28, 1996 (the "Fixed Conversion Price"), or (y) .85 times the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as defined below (the "Variable Conversion Price").

		For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the OTC Electronic Bulletin Board, or if no longer traded thereon, on the Nasdaq Small Cap Market or the Nasdaq National Market, or if not traded on the Nasdaq Small
Cap Market or the Nasdaq National Market, the closing bid price on the principal national securities exchange or the automatic quotation system on which the Common Stock is so traded and if not available, the price of the last sale on the principal national securities exchange or the automatic quotation system on which the Common Stock is so traded.

		(b)    Mechanics of Conversion.   In order to convert Series A
Preferred Stock into full shares of Common Stock, the Holder shall (i) fax, on or prior to 11:59 p.m., New York City time
(the "Conversion Notice Deadline") on the date of conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or its designated Transfer Agent for the Series A Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series A
Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier, for delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock
Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed
(subject to the requirements of subparagraph (i) below). Upon receipt by Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The
Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

			(i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any
Preferred Stock Certificates representing shares of  Series A
Preferred Stock, and (in the case of loss, theft or destruction)
of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock
Certificate(s), if mutilated, the Company shall execute and
deliver new Preferred Stock Certificate(s) of like tenor and date.  However, Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder
contemporaneously requests Company to convert such Series A
Preferred Stock into Common Stock.

			(ii) Delivery of Common Stock Upon Conversion. The Transfer
Agent or the Company (as applicable) shall, no later than the close of business on the second (2nd) business day (the
"Deadline") after receipt by the Company or Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by Company or the Transfer Agent of all necessary documentation duly
executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and
surrender to a common courier for either overnight or (if
delivery is outside the United States) two (2) day delivery (or the shortest period of time in which a recognized international courier can deliver) to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

			(iii) No Fractional Shares. If any conversion of the Series A
Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate,
shall be the next lower  number of shares.

			(iv) Date of Conversion.  The date on which conversion occurs
(the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i)  that the
advance copy of the Notice of Conversion is faxed to the Company before 11:59 p.m., New York City time, on the Date of
Conversion, and (ii) that the original Preferred Stock
Certificates representing the shares of Series A Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, as provided above, and received by the
Transfer Agent or the Company as soon as practicable after the date set forth in the Notice of Conversion.  The person or
persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the
Date of Conversion.  If the original Preferred Stock
Certificates representing the Series A Preferred Stock to be converted are not received by the Transfer Agent or the Company within ten (10) business days after the Date of Conversion, or if the facsimile of the Notice of Conversion is not received by the Company or its designated Transfer Agent prior to the
Conversion Notice Deadline, the Notice of Conversion, at the
Company's option, may be declared null and void.

		(c)	Reservation of Stock Issuable Upon Conversion.  The
Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred
Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose; provided, however, that the taking of such action shall not affect the Company's liability, if any, for damages arising as a result of its failure to have a sufficient number of shares reserved.

		(d)	Automatic Conversion.  Each share of Series A Preferred
Stock outstanding on the date which is three (3) years after the Last Closing Date automatically shall be converted into Common
Stock on such date at the Conversion Rate then in effect
(calculated in accordance with the formula in Section 5(a) above), and the date which is three (3) years after the Last
Closing Date shall be deemed the Date of Conversion with respect to such conversion.

		(e)	Adjustment to Conversion Rate.

		(i)  Adjustment to Fixed Conversion Price Due to Stock Split,
Stock Dividend, Etc.   If, prior to the conversion of all of the
Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed
Conversion Price shall be proportionately increased.

			(ii) Adjustment to Variable Conversion Price. If, at any time when any shares of the Series A Preferred Stock are issued and outstanding, the number of outstanding shares of Common
Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Series A Preferred
Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five (5) trading days immediately preceding the Date of Conversion.

			(iii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets or there is a change of control transaction not deemed to be a liquidation pursuant to section 4(c), then the Holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of Series A
Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common
Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series
A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(e)(iii) unless (a) it first uses its best efforts to give thirty (30) days and in any event gives at least twenty (20) days notice prior to the record date of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its shares of Series A Preferred Stock into Common Stock) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including this subsection
5(e)(iii).

			(iv) No Fractional Shares.  If any adjustment under this
Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

		Section 6.	Redemption by Company.

		(a) Company's Right to Redeem Upon Receipt of Notice of Conversion. If the Conversion Price of the Company's Common
Stock is less than the Fixed Conversion Price (as defined in Section 5(a)), at the time of receipt of a Notice of Conversion pursuant to Section 5, the Company shall have the right, in its sole discretion, to redeem in whole or in part any Series A
Preferred Stock submitted for conversion, immediately prior to and in lieu of conversion ("Redemption Upon Receipt of Notice of Conversion"). If the Company elects to redeem some, but not all, of the Series A Preferred Stock submitted for conversion, the Company shall redeem from among the Series A Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each such Holder so submitting Series A Preferred Stock for conversion.

			(i)  Redemption Price Upon Receipt of a Notice of Conversion.
The redemption price per share of Series A Preferred Stock under this Section 6(a) shall be calculated in accordance with the following formula ("Redemption Rate"):

[(.10)(N/365)(10,000)] + 10,000] x Closing Bid Price on Date of Conversion
                                   _______________________________________
                              						         Conversion Price

where,

	"N", "Date of Conversion", "Closing Bid Price" and "Conversion Price" shall have the same meanings as defined in Section 5.

			(ii)  Mechanics of Redemption Upon Receipt of Notice of
Conversion.

The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile, by 5:00 p.m. New York City time the next business day following receipt of a Notice of Conversion from a Holder, and the Company shall provide a copy of such redemption notice by overnight or two (2) day courier, to (A) the Holder of the Series A Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Series A Preferred Stock and (B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series A Preferred Stock submitted for conversion and the applicable redemption price.

		(b) Company's Right to Redeem at its Election. At any time, commencing twelve (12) months and one (1) day after the Last
Closing Date, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series A Preferred Stock;
provided (i) Company shall first provide thirty (30) days advance written notice as provided in subparagraph 6(b)(ii) below (which can be given beginning thirty (30) business days prior to the date which is twelve (12) months and one (1) day after the Last Closing Date), and (ii) that the Company shall only be entitled to redeem Series A Preferred Stock having an aggregate Stated Value (as defined below) of at least One
Million Five Hundred Thousand Dollars ($1,500,000.00).  If the
Company elects to redeem some, but not all, of the Series A
Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series A Preferred Stock.

			(i) Redemption Price At Company's Election. The "Redemption
Price At Company's Election" shall be calculated as a percentage of Stated Value, as that term is defined below, of the Series A
Preferred Stock redeemed pursuant to this Section 6(b), which percentage shall vary depending on the Date of Redemption at
Company's Election (as defined below), and shall be determined as follows:

Date of Notice of Redemption at Company's Election		% of Stated Value
__________________________________________________  _________________

12 months and 1 day to 18 months following Last
Closing Date                                             	130%
18 months and 1 day to 24 months following Last
Closing Date                                             	125%
24 months and 1 day to 30 months following Last
Closing Date                                             	120%
30 months and 1 day to 36 months following Last
Closing Date                                             	115%

		For purposes hereof, "Stated Value" shall mean the Original Series A Issue Price (as defined in Section 4(a)) of the shares of Series A Preferred Stock being redeemed pursuant to this
Section 6(b), together with the accrued but unpaid Premium (as defined in Section 4(a)).

			(ii) Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least thirty (30) days prior written notice ("Notice of Redemption At
Company's Election") to (A) the Holders of the Series A
Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Company's
Series A Preferred stock register and (B) the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption At Company's
Election. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series A Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and (iii) the applicable
Redemption Price At Company's Election, as defined in subsection
(b)(i) above. Notwithstanding the above, Holder may convert into Common Stock pursuant to section 5, prior to the close of business on the Date of Redemption at Company's Election, any Series A Preferred Stock which it is otherwise entitled to convert, including Series A Preferred Stock that has been selected for redemption at Company's election pursuant to this subsection 6(b); provided, however, that the Company, shall still be entitled to exercise its right to redeem upon receipt of a Notice of Conversion pursuant to Section 6(a).

		(c) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Sections 6(a) and 6(b) unless it has:

			(i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

			(ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

			(iii) an agreement with a standby underwriter willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

			(iv) a combination of the items set forth in (i), (ii) and
(iii) above, aggregating the full amount of the redemption price.

		(d) Payment of Redemption Price.

			(i) Each Holder submitting Preferred Stock being redeemed under this Section 6 shall send their Preferred Stock
Certificates so redeemed to the Company or its Transfer Agent, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election. The Company shall not be obligated to deliver the redemption price unless the Preferred
Stock Certificates so redeemed are delivered to the Company or its Transfer Agent, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, until the Holder has complied with Section 5(c)(i).

			(ii) If Company elects to redeem pursuant to either Section
6(a) or 6(b) hereof, and Company fails to pay Holder the
redemption price within the time frame as required by this
Section 6(d), then Company shall issue shares of Common Stock to any such Holder who has submitted a Notice of Conversion in
compliance with Section 5(c) hereof.  The shares to be issued to
Holder pursuant to this provision shall be the number of shares determined using a Conversion Price (as defined in Section 6 hereof) that equals the lesser of (i) the Conversion Price on the date Holder sends its Notice of Conversion to Company or
Transfer Agent via facsimile, or (ii) the Conversion Price on the date the Transfer Agent issues Common Stock pursuant to this
Section 6(d)(ii).  The issuance of such shares shall not affect the Company's liability to the Holder for damages, if any,
arising as a result of its failure to redeem.

		(e) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a redemption notice or effect a redemption pursuant to Section 6(b) above during a Blackout
Period (defined as a period during which the Company's officers or directors would not be entitled to buy or sell stock because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

		Section 7.    Advance Notice of Redemption.

		(a) Holder's Right to Elect to Receive Notice of Cash Redemption by the Company. Holder shall have the right to require Company to provide advance notice stating whether the Company will elect to redeem Holder's shares of Series A
Preferred Stock in cash, pursuant to the Company's redemption rights discussed in Section 6(a).

		(b) Mechanics of Holder's Election Notice. Holder shall send notice ("Election Notice") to the Company and such other person as the Company may designate, via facsimile, stating Holder's intention to require Company to disclose that if Holder were to exercise his, her or its right of conversion (pursuant to Section 5) whether Company would elect to redeem a specific number of shares of Holder's Series A Preferred Stock for cash in lieu of issuing Common Stock. Company is required to disclose to Holder what action Company would take over the subsequent twenty (20) business day period, including the date of such Election Notice, as further discussed in subsection 7(c).

		(c) Company's Response. Upon receipt by the Company of a facsimile copy of an Election Notice, Company shall immediately send, via facsimile, a confirmation of receipt of the Election
Notice to Holder which shall specify that the Election Notice has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the requested advance notice. Thereafter
Company must respond by the close of business on the next business day following receipt of Holder's Election Notice (1) via facsimile and (2) by depositing such response with an overnight or two (2) day courier. The Company's response must state whether it would redeem the shares, in whole or in part, or allow conversion into shares of Common Stock without redemption. If Company does not respond to Holder within one (1) business day via facsimile and overnight or two (2) day courier, Company shall be required to issue to Holder Common Stock upon Holder's conversion within the subsequent twenty (20) business day period of Holder's Election
Notice. However, if the Company's Common Stock price decreases so that under the Conversion Rate Company would be required to issue more than an additional ten percent (10%) of shares of Common Stock than Holder was entitled to receive at the time
Holder sent Company its Election Notice, then Company shall no longer be bound to convert Holder's Preferred Stock into Common
Stock but may elect to redeem for cash pursuant to Section 6(a).

		Section 8.	Voting Rights. The Holders of the Series A
Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the New York General Corporation Law ("New
York Law"), and no Holder of Series A Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

		Notwithstanding the above, Company shall provide Holder with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to Holder, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

		To the extent that under New York Law the vote of the Holders of the Series A Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A
Preferred Stock (except as otherwise may be required under New
York Law) shall constitute the approval of such action by the class. To the extent that under New York Law the Holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date on which the Conversion Price is calculated. Holders of the Series A
Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

		Section 9.	Protective Provision.  So long as shares of Series
A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by New York Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, and at least seventy-five percent
(75%) of the then outstanding Holders:

		(a)	alter or change the rights, preferences or privileges of
the Series A Preferred Stock or any Senior Securities so as to affect adversely the Series A Preferred Stock; provided, however, that no such change may be approved at any time on or prior to the fortieth (40th) day following the Last Closing Date unless such change is unanimously approved by all Holders;

		(b)	create any new class or series of stock having a
preference over or on parity with the Series A Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series A
Preferred; or

		(c)	do any act or thing not authorized or contemplated by this
Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);

provided, however, that nothing in this subsection shall limit the Company's right to issue (i) straight debt securities or
(ii) debt securities which are convertible into restricted Common Stock which is resaleable only after the expiration of the Rule 144 holding period.

		In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred
Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series A Preferred
Stock that did not agree to such alteration or change (the
"Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change (notwithstanding the forty-five (45) day, seventy-five (75) day, and one hundred five
(105) day holding requirements set forth in Section 5(a) hereof), or continue to hold their shares of Series A Preferred
Stock provided, however, that the Dissenting Holders may not convert anytime on or before the fortieth (40th) day following the Last Closing Date.

		Section 10.	Status of Redeemed or Converted Stock.  In the
event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 6 or Section 5 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

		Section 11.	Preference Rights.  Nothing contained herein shall
be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock."

Part B.	Series B Preferred Stock.

		Eight Thousand and Sixty (8,060) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Corporation are hereby designated Series B Preferred Stock, par value $.05 per share. (References to section numbers in this Part B of Article FOURTH of the Certificate of Incorporation
("Part B") shall refer only to such sections in this Part B of Article FOURTH, unless otherwise expressly stated herein.) The Series B Preferred Stock shall possess the rights and preferences set forth below:

		Section 1.	Designations and Amounts.  The shares of such
series shall have a par value of $.05 per share and shall be designated as Series B Preferred Stock (the "Series B Preferred
Stock") and the number of shares constituting the Series B
Preferred Stock shall be Eight Thousand and Sixty (8,060).
Three Thousand Two Hundred Twenty-Five (3,225) shares  of Series
B Preferred Stock shall be further designated as Series B-1
Preferred Stock (the "Series B-1 Preferred Stock"), and Four
Thousand Eight Hundred Thirty-Five (4,835) shares of Series B
Preferred Stock shall be further designated as Series B-2
Preferred Stock (the "Series B-2 Preferred Stock").  The Series
B Preferred Stock shall be offered at a purchase price of One
Thousand Dollars ($1,000.00) per share (the "Original Series B
Issue Price").

		Section 2.	Rank.  The Series B Preferred Stock shall rank: (a)
junior to any other class or series of capital stock of the
Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (collectively, the
"Senior Securities"); (b) prior to all of the Corporation's
Common Stock, $.01 par value per share ("Common Stock"); (c)
prior to any class or series of capital stock of the Corporation hereafter created not specifically ranking by its terms senior to or on parity with any Series B Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior
Securities"); and (d) on parity with the Series A Preferred
Stock and any class or series of capital stock of the
Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Parity
Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation,
whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions") and as to
dividends.  The Series B-1 Preferred Stock and the Series B-2
Preferred Stock shall rank on parity with each other as to
Distributions and dividends.

		Section 3.	Dividends.

		3.1	Cumulative Dividends.  The holders of Series B Preferred
Stock (the "Series B Holders") shall be entitled to receive, out of funds legally available therefor, cumulative annual dividends at an annual rate per share equal to ten percent (10%) of the Original Series B Issue Price, and such amount shall be compounded annually such that if the dividend is not paid for any year, then the unpaid amount shall be added to the Original
Series B Issue Price for purposes of calculating succeeding years' dividends. Such dividends shall accrue on each share of Series B Preferred Stock from day to day from the date of issue and shall be cumulative until paid upon liquidation, dissolution or winding up of the Corporation within the meaning of Section 4 hereof or upon redemption as provided in Section 6 hereof or until such share is converted into Common Stock as provided in
Section 5 hereof, and such dividends shall so accrue whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid, then the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the Corporation's capital stock, now or hereafter outstanding, other than Distributions required to be made to holders of Series A
Preferred Stock pursuant to Part A of this Article FOURTH of the Corporation's Certificate of Incorporation ("Part A").
Cumulative dividends with respect to shares of Series B
Preferred Stock which are accrued, payable and/or in arrears shall be paid on December 21 of each year commencing on December
21, 1998 (December 21, 1998 and each December 21 thereafter being referred to herein as a "Dividend Payment Date"), to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly thereafter as assets become legally available therefor; any partial payment will be made to the Series B Holders pro rata in accordance with their holdings of such shares. On any Dividend
Payment Date occurring prior to December 21, 2001, (a) dividends on shares of Series B-1 Preferred Stock may be paid through the issuance of additional shares of Series B-1 Preferred Stock and
(b) dividends on shares of Series B-2 Preferred Stock may be paid through the issuance of additional shares of Series B-2
Preferred Stock, in each case at the rate of one-tenth of one such share for every $100 of accrued and unpaid dividends.

		3.2	Participating Dividends.  In the event the Corporation
shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (a) securities of the Corporation other than shares of Common Stock or (b) assets, then and in each such event the holders of Series B Preferred Stock shall receive, in addition to and not in lieu of any and all dividends under Section 3.1, at the same time such dividend is paid or distribution is made with respect to Common Stock, the number of such securities or such other assets of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

		3.3	Reservation of Stock Issuable as Dividends.  The
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock, solely for the purpose of effecting the payment of dividends on the Series B Preferred
Stock as provided in Section 3.1, such number of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock as shall from time to time be sufficient to effect such payment on all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Series B-1
Preferred Stock or Series B-2 Preferred Stock shall not be sufficient to effect such payment on all outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Series B-1 Preferred Stock and Series B-2
Preferred Stock to such number of shares as shall be sufficient for such purpose; provided, however, that the taking of such action shall not affect the Corporation's liability, if any, for damages arising as a result of its failure to have a sufficient number of shares reserved.

		Section 4.	Liquidation Preference.

		4.1	In the event of any liquidation, dissolution or winding up
of the Corporation, either voluntary or involuntary, the holders of shares of Series B Preferred Stock shall be entitled to receive, immediately after any distributions to Senior
Securities required by the Corporation's Certificate of Incorporation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity
Securities, an amount per share equal to the sum of (a) the Original Series B Issue Price for each outstanding share of Series B Preferred Stock and (b) an amount equal to all accrued and unpaid dividends thereon, whether or not declared, since the date of issue up to and including the date full payment shall have been tendered to the Series B Holders with respect to such liquidation, dissolution or winding up (collectively, the "Series B Liquidation Amount"). If, after the occurrence of any such liquidation, dissolution or winding up and payment in full of the preferential amounts with respect to the Senior
Securities, the assets and funds available to be distributed among the holders of the Series B Preferred Stock and Parity
Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series B Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Certificate of Incorporation.

		4.2	Upon the completion of the distribution required by
Section 4.1, if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's Certificate of Incorporation.

		4.3	At each Series B Holder's election, a sale, conveyance or
disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions (other than a registered public offering by the Corporation of shares of its Common Stock) in which more than fifty percent (50%) of the voting power of the Corporation is disposed of shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided, that no such election by any Series B Holder in respect of any such event shall be effective so long as any shares of the Corporation's Series A
Preferred Stock are outstanding unless one or more holders of such outstanding shares of Series A Preferred Stock exercise the corresponding option available to such holders under Section
4(c) of Part A in respect of such event. An event described in the immediately preceding sentence that a Series B Holder does not elect or, by virtue of the proviso in such sentence, is unable to elect to treat as a liquidation and a consolidation, merger, acquisition or other business combination of the Corporation with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to Section 5.6 hereof.

		4.4	In the event that, immediately prior to the closing of a
transaction described in Section 4.3 which would constitute a liquidation event, the cash distributions required by Section
4.1 or Section 6 have not been made, the Corporation shall either: (a) cause such closing to be postponed until such cash distributions have been made, or (b) cancel such transaction, in which event the rights of the Series B Holders shall be the same as existing immediately prior to such proposed transaction.

		Section 5.	Conversion.  The Series B Holders shall have
conversion rights as follows (the "Conversion Rights"):

		5.1	Right to Convert.  Each holder of any share of Series B
Preferred Stock shall be entitled, subject to the Corporation's right of redemption set forth in Section 6.1, at the office of the Corporation or any transfer agent for the Series B Preferred
Stock (the "Transfer Agent"), to convert such share of Series B
Preferred Stock, at any time after the first anniversary of the first issuance and sale by the Corporation of any shares of Series B Preferred Stock, into that number of fully-paid and non-assessable shares of Common Stock of the Corporation calculated in accordance with the following formula (the
"Conversion Rate"):

	Number of shares issued upon conversion of any share of Series B Preferred Stock =

                                1,000 + N
                               ___________
                        Applicable Conversion Price

	where,

	 N = the amount of all unpaid dividends accrued from the date of issuance to the applicable Date of Conversion (as defined in Section 5.3.5 below) of such share of Series B Preferred Stock, and

	 Applicable Conversion Price = the Series B Conversion Price (as defined in Section 5.2) applicable to such share of Series B
Preferred Stock.

		5.2	Conversion Price.

		5.2.1	Series B Conversion Price.  As used herein, the term
"Series B Conversion Price" shall mean (a) in the case of any share of Series B-1 Preferred Stock, the Series B-1 Conversion
Price, as that term is defined in Section 5.2.2 and (b) in the case of any share of Series B-2 Preferred Stock, the Series B-2
Conversion Price, as that term is defined in Section 5.2.3.

		5.2.2 Series B-1 Conversion Price. As used herein, the term "Series B-1 Conversion Price" shall initially mean an amount equal to the lesser of (a) $7.50 (the "Reference Price") or (b)
 .85 times the average Closing Price, as that term is defined in
Section 5.2.4, of the Corporation's Common Stock for the five trading days immediately preceding the Date of Conversion, as defined in Section 5.3.5 (the "Variable Series B-1 Conversion
Price"), which Series B-1 Conversion Price shall be adjusted, however, from time to time in accordance with this Section 5.

		5.2.3	Series B-2 Conversion Price.  As used herein, the term
"Series B-2 Conversion Price" shall initially mean an amount equal to the greater of (a) the Reference Price or (b) .85 times the average Closing Price, as that term is defined in Section
5.2.4, of the Corporation's Common Stock for the five trading days immediately preceding the date of the Corporation's first issuance and sale of any shares of Series B Preferred Stock, which Series B-2 Conversion Price shall be adjusted, however, from time to time in accordance with this Section 5.

		5.2.4 Closing Price. The term "Closing Price," as used with reference to shares of Common Stock on any specified date, shall mean (a) the last reported sale price per share of Common Stock on such date on the OTC Electronic Bulletin Board, or if no longer traded thereon, on the Nasdaq Small Cap Market or the Nasdaq National Market, or if not traded on the Nasdaq Small Cap
Market or the Nasdaq National Market, the last reported sale price on the principal national securities exchange or the automated quotation system on which the Common Stock is so traded or (b) if such OTC Electronic Bulletin Board or Nasdaq or other automated quotation system shall report only asked and bid prices, or if there shall have been no sale of Common Stock on such date so reported, then the average of the last reported asked price and the last reported bid price of Common Stock.

		5.3	Mechanics of Conversion.

		5.3.1 General. In order to convert any shares of Series B Preferred Stock into shares of Common Stock, the holder of such shares shall (a) telecopy, at or prior to 11:59 p.m., New York
City time (the "Conversion Notice Deadline") on the date of conversion, a copy of the fully executed notice of conversion
("Notice of Conversion") to the Corporation at the office of the Corporation or its designated Transfer Agent for the Series B
Preferred Stock stating that such holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series B Preferred Stock to be converted, the applicable Series B Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion
(together with a copy of the front page of each certificate to be converted) and (b) surrender to a common carrier or the United States Postal Service, for delivery to the office of the Corporation or the Transfer Agent, the original certificates representing the shares of Series B Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or such holder notifies the Corporation or its Transfer
Agent that such certificates have been lost, stolen or destroyed
(subject to the requirements of Section 5.3.2). Upon receipt by the Corporation of a telecopy of a Notice of Conversion, the Corporation shall within three business days send, via telecopier, a confirmation of receipt of the Notice of Conversion to such holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Corporation whom such holder should contact regarding information related to the conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation shall promptly issue to such holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant (the "Accountant") via telecopier within five business days of receipt of such holder's
Notice of Conversion. The Corporation shall cause the Accountant to perform the calculations and notify the Corporation and such holder of the results no later than 48 hours from the time it receives the disputed calculations. The
Accountant's calculation shall be deemed conclusive absent manifest error.

		5.3.2 Lost, Stolen, Destroyed or Mutilated Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new
Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder thereof contemporaneously requests the Corporation to convert such Series B Preferred Stock into Common Stock.

		5.3.3 Delivery of Common Stock Upon Conversion. The Corporation or the Transfer Agent (as applicable) shall, no later than the close of business on the fourth business day (the "Deadline") after receipt by the Corporation or Transfer Agent of a telecopy of a Notice of Conversion and receipt by the Corporation or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for indemnification or security in the case of lost, stolen or destroyed certificate(s), if required), issue and surrender to a common carrier or the United States Postal Service for either overnight or (if delivery is outside the United States) two day delivery (or the shortest period of time in which a recognized international carrier can deliver) to the converting holder at the address of such holder as shown on the stock records of the Corporation a certificate for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

		5.3.4 Cash in Lieu of Fractional Shares. The Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series B Preferred Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Series B Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Closing Price on the Date of Conversion. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

			5.3.5	Date of Conversion.  The date on which a conversion
occurs (the "Date of Conversion") shall be deemed to be the date set forth in the Notice of Conversion, provided (a) that the copy of the Notice of Conversion is sent by telecopier to the
Corporation at or prior to 11:59 p.m., New York City time, on the Date of Conversion, and (b) that the original Preferred
Stock Certificates representing the shares of Series B Preferred
Stock to be converted are surrendered by depositing such
certificates with a common carrier or the United States Postal
Service, for delivery to the office of the Corporation or the
Transfer Agent and/or, if any of such Preferred Stock
Certificates have been lost, stolen or destroyed, the holder of such shares complies with Section 5.3.2.  The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of
Conversion.  If the original Preferred Stock Certificates
representing the shares of Series B Preferred Stock to be
converted are not received by the Corporation or the Transfer
Agent, or if such holder fails to comply with Section 5.3.2, as the case may be, within ten business days after the Date of
Conversion, or if the telecopy of the Notice of Conversion is not received by the Corporation or its Transfer Agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the
Corporation's option, may be declared null and void.

		5.4	Reservation of Stock Issuable Upon Conversion.  The
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B
Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose; provided, however, that the taking of such action shall not affect the Corporation's liability, if any, for damages arising as a result of its failure to have a sufficient number of shares reserved.

		5.5	Automatic Conversion.  Each share of Series B Preferred
Stock outstanding on December 21, 2001, shall automatically be converted into shares of Common Stock on such date at the applicable Conversion Rate then in effect for such share
(calculated in accordance with the formula in Section 5.1 above), and such date shall be deemed the Date of Conversion with respect to such conversion.

		5.6	Adjustment of Common Stock Issuable Upon Conversion.

			5.6.1	Adjustment Due to Stock Split, Stock Dividend, Etc.  If
the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, subdivision of shares or other similar event, the Reference Price and the Series B-2 Conversion
Price shall each be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the
Reference Price and the Series B-2 Conversion Price shall each be proportionately increased.  In addition, if any such event shall have taken place during the reference period for
determination of the Variable Series B-1 Conversion Price, then the Variable Series B-1 Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five trading days immediately preceding the Date of Conversion.

			5.6.2	Adjustment Due to Merger, Consolidation, Etc.  If, at
any time when any shares of Series B Preferred Stock are
outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the
Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity or there is a sale of all or substantially all the Corporation's assets or there is a change of control transaction not deemed to be a
liquidation pursuant to Section 4.3, then each Series B Holder shall thereafter have the right to receive upon conversion of
Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common
Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which such Series B Holder would have been entitled to receive in such transaction had the
Series B Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the
provisions hereof (including, without limitation, provisions for the adjustment of the Series B Conversion Price and of the
number of shares issuable upon conversion of the Series B
Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter
deliverable upon the exercise hereof.  The Corporation shall not effect any transaction described in this Section 5.6.2 unless
(a) it first uses its best efforts to give notice thereof to each Series B Holder 30 days prior to, and in any event gives notice thereof to each Series B Holder at least 20 days prior to, the record date of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event
(during which time each Series B Holder shall be entitled to convert its shares of Series B Preferred Stock into Common
Stock) and (b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the
obligations of the Corporation under this Part B, including this
Section 5.6.2.

			5.6.3	Calculation of Adjustments.  In computing each
adjustment to either Series B Conversion Price, the result shall be rounded to the nearest thousandth of a cent, and such adjustment shall be made separately in each instance, and in the event the adjustment therefrom results in a change of the Series
B Conversion Price of less than $0.01, then no adjustment to such then applicable Series B Conversion Price shall be made, but the amount of said adjustment calculated thereby shall be carried forward to successive occasions until such adjustments in the aggregate equal or exceed $0.01.

		Section 6.	Redemption.

		6.1	Corporation's Right to Redeem to Prevent Certain
Conversions.

			6.1.1	Blocking Redemption Right.  If the Series B-1
Conversion Price on the Date of Conversion with respect to any shares of Series B-1 Preferred Stock is less than the Target
Price (as hereinafter defined) on such date, then the Corporation shall have the right, in its sole discretion (but subject to the provisions of Section 6.2.3), to redeem any or all of the shares of Series B-1 Preferred Stock otherwise to be converted on such date, in lieu of conversion ("Blocking
Redemption"), on the Blocking Redemption Date, as defined in
Section 6.1.2 at a redemption price for each such share so redeemed equal to its Redemption Price, as defined in Section
6.3 on such Blocking Redemption Date. If the Corporation elects to redeem some, but not all, of the shares of Series B-1
Preferred Stock that would otherwise be converted on such Date of Conversion, the Corporation shall redeem from among such shares of Series B-1 Preferred Stock that would otherwise be so converted a pro rata amount from each holder of any of such shares of Series B-1 Preferred Stock in accordance with the number of shares so submitted for conversion by all such holders. As used herein, the term "Target Price" shall mean an amount equal to the Reference Price, which amount shall be adjusted, however, from time to time in accordance with Section
5.6 and Section 6.6.

			6.1.2	Mechanics of Blocking Redemption.  If the Corporation
desires to effect a redemption under this Section 6.1, it shall deliver notice of its election to redeem, by telecopy, at or prior to 5:00 p.m. New York City time the third business day following receipt of a Notice of Conversion from a Series B
Holder with respect to any shares of Series B-1 Preferred Stock, and the Corporation shall provide a copy of such redemption
notice by overnight or two day carrier, to (a) the holder of the
Series B-1 Preferred Stock submitted for conversion at the
address and telecopier number of such holder appearing in the
Corporation's register for the Series B-1 Preferred Stock and
(b) the Corporation's Transfer Agent.  Such redemption notice shall indicate (a) whether the Corporation will redeem all or part of the Series B-1 Preferred Stock submitted for conversion,
(b) the applicable Redemption Price and (c) the date such
redemption shall become effective, which shall be the fifth
business day following the date such notice is so sent by
telecopier to such holder (the "Blocking Redemption Date").

		6.2	Corporation's Right to Redeem Generally.

			6.2.1	General Redemption Right.  Commencing on December 21,
1998, the Corporation shall have the right, in its sole
discretion, to redeem, from time to time, any or all of the
Series B Preferred Stock pursuant to this Section 6.2 (any such redemption being referred to herein as a "General Redemption")
at a redemption price for each such share so redeemed equal to its Redemption Price, as defined in Section 6.3; provided, that
(a) the Corporation shall not be entitled to exercise its right to redeem any shares of Series B Preferred Stock pursuant to this Section 6.2 unless the average of the Closing Price of the
Corporation's Common Stock for any ten consecutive trading days is greater than the Reference Price then in effect, (b) the
Corporation shall deliver, within five trading days after the end of such ten consecutive trading days, advance written notice of such redemption as provided in Section 6.2.2, (c) the
Corporation shall only be entitled to redeem on any one occasion either all the outstanding shares of Series B Preferred Stock or shares of Series B Preferred Stock having an aggregate
Redemption Price (as defined in Section 6.3) of at least One
Million Dollars ($1,000,000.00) and (d) if at any time any share of Series B-1 Preferred Stock and any share of Series B-2
Preferred Stock are simultaneously outstanding, then (i) the
Corporation may exercise such redemption right as to any share of Series B-1 Preferred Stock only if, on the date the
Corporation's mailing of its notice of such redemption pursuant to Section 6.2.2, the Series B-1 Conversion Price is greater than the Series B-2 Conversion Price or all shares of Series B-2
Preferred Stock are simultaneously redeemed and (ii) the
Corporation may exercise such redemption right as to any share of Series B-2 Preferred Stock only if, on the date of the
Corporation's mailing of such notice pursuant to Section 6.2.2, the Series B-2 Conversion Price is greater than the Series B-1
Conversion Price or all shares of Series B-1 Preferred Stock are simultaneously redeemed.  If the Corporation elects to redeem some, but not all, of the shares of Series B-1 Preferred Stock or Series B-2 Preferred Stock, the Corporation shall redeem a pro rata amount from each holder of the Series B-1 Preferred
Stock or Series B-2 Preferred Stock, as the case may be, and each such holder may specifically designate which of its shares of such Series B-1 Preferred Stock or Series B-2 Preferred Stock
shall be so redeemed.  Notwithstanding the foregoing, the
Corporation may not exercise its redemption right under this
Section 6.2 more than once in any 60 day period, nor within 31 days of the issuance of any shares of Series B Preferred Stock in payment of accrued dividends pursuant to Section 3.1.

			6.2.2	Mechanics of Redemption at Corporation's Election.  If
the Corporation desires to effect a redemption pursuant to this
Section 6.2, it shall deliver prior written notice of such
redemption ("Notice of General Redemption") to (a) the holders of the Series B Preferred Stock selected for redemption, at the address and telecopier number of such holder appearing in the
Corporation's register for the Series B Preferred Stock and (b)
the Transfer Agent, which Notice of General Redemption shall be deemed to have been delivered three business days after the
Corporation's mailing (by overnight or two day carrier), with a copy sent by telecopier to each such holder on the date of such mailing, of such Notice of General Redemption.  Such Notice of
General Redemption shall indicate (a) the number of shares of
Series B-1 Preferred Stock and/or Series B-2 Preferred Stock
that have been selected for redemption, (b) the date which such redemption is to become effective (the "Date of General
Redemption"), which shall be a date not less than 15 days nor more than 30 days following the date such Notice of General
Redemption is delivered and (c) the applicable Redemption Price.

			6.2.3	Holder's Right to Block Redemption.  Notwithstanding
the foregoing provisions of this Section 6.2, each Series B
Holder may, by delivering a Notice of Conversion pursuant to
Section 5.3 within seven trading days following such holder's receipt of a Notice of General Redemption, convert any or all of such holder's shares selected for redemption, and no such
conversion shall be subject to a Blocking Redemption pursuant to
Section 6.1; provided, however, that if the average Closing
Price of the Corporation's Common Stock for the five trading days immediately preceding the date of such Notice of Conversion is less than the Reference Price then in effect, then such
shares shall neither be converted pursuant to such Notice of
Conversion nor redeemed pursuant to such Notice of General
Redemption nor subject to redemption pursuant to Section 6.1, and such Notice of General Redemption shall be deemed null and void, ab initio, as to such holder.

		6.3	Redemption Price.  The redemption price payable by the
Corporation upon redemption of any share of Series B Preferred
Stock pursuant to Section 6.1 or Section 6.2 shall be an amount
(the "Redemption Price") equal to the Original Series B Issue
Price, plus all unpaid dividends on such share accrued from the date of issuance to the date of such redemption.

		6.4	Limitations on the Corporation's Redemption Rights.

			6.4.1	Corporation Must Have Immediately Available Funds on
Deposit.  The Corporation shall not be entitled to exercise any redemption right under Section 6.1 or Section 6.2, or send any redemption notice under Section 6.1 or Section 6.2 unless it has, and on the applicable redemption date will have, funds
legally available to effect such redemption in full and unless it has deposited the full amount of the redemption price in
cash, available in a demand or other immediately available
account with a bank or trust corporation having aggregate
capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares
designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the applicable redemption price for such shares to their respective holders on or after the applicable redemption date upon receipt of notification from the Corporation that such
holder has surrendered its share certificate pursuant to Section
5 or this Section 6.

			6.4.2	Blackout Period.  Notwithstanding the foregoing
provisions of this Section 6, the Corporation may not either send out a redemption notice or effect a redemption pursuant to
Section 6.1 or Section 6.2 during any period during which the Corporation or any of its officers or directors are not able lawfully to buy or sell shares of Common Stock because of the possession by any of them of material non-public information
(a"Blackout Period"), unless the Corporation shall first publicly disclose such non-public information; provided, however, that no redemption shall be effected until at least ten days after the Corporation shall have given the holder written notice that the Blackout Period has expired.

		6.5	Payment of Redemption Price.

			6.5.1	Each holder of any shares of Series B Preferred Stock
being redeemed under this Section 6 shall send Preferred Stock
Certificates evidencing such shares to the Corporation or its
Transfer Agent, and the Corporation shall cause the applicable
Redemption Price for each such share to be paid to such holder, in full, on the Date of Blocking Redemption or Date of General
Redemption, as the case may be; provided that the Corporation shall not be obligated to deliver the Redemption Price for any such share until the Preferred Stock Certificate evidencing such share is delivered to the Corporation or its Transfer Agent, or, in the event such certificate has been lost, stolen, mutilated or destroyed, until the holder of such share has complied with
Section 5.3.2.

			6.5.2	If the Corporation elects to redeem any shares of
Series B Preferred Stock pursuant to either Section 6.1 or
Section 6.2 hereof, and the Corporation fails to pay or cause to be paid to any Series B Holder, in full, the Redemption Price for any such share so selected for redemption from such holder as and when such payment is due as provided in Section 6.5.1, then the Corporation shall, if such holder has submitted a Notice of Conversion in compliance with Section 5.3 hereof, convert such share, in lieu of redeeming such share, into shares of Common Stock on the date such payment is due (which date shall be deemed the Date of Conversion with respect to such conversion for purposes of Section 5.1), and the number of shares of Common Stock to be issued to such Series B Holder upon such conversion of such share shall be the number of shares of Common Stock determined using a conversion price that equals the lesser of (a) the applicable Series B Conversion Price on the date such Series B Holder sent its Notice of Conversion to the Corporation or the Transfer Agent via telecopier, or (b) the applicable Series B Conversion Price on the date the Transfer
Agent issues to such Series B Holder certificates evidencing such shares of Common Stock pursuant to this Section 6.5.2. The issuance of such shares shall not affect the Corporation's liability to any such Series B Holder for damages, if any, arising as a result of its failure timely to redeem and to pay the full amount of the redemption price payable to such holder as provided herein.

		6.6	Adjustment of Target Price.  In addition to any adjustment
to the Target Price resulting from any adjustment to the Reference Price pursuant to Section 5, the Target Price shall also be subject to adjustment as provided in this Section 6.6.

			6.6.1	Upon the Issuance of Common Stock

			(a)	Issuance of Common Stock.  If the Corporation shall,
while there are any shares of Series B Preferred Stock
outstanding, issue or sell shares of Common Stock without
consideration or at a price per share less than the Applicable
Market Price, as hereinafter defined, as of the date of such issuance or sale then, in each such case, the Target Price shall upon such issuance or sale, except as hereinafter provided, be lowered so as to be equal to an amount determined by multiplying the Target Price by a fraction:

				(i)	the numerator of which shall be (x) the number of shares
of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (y) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Market Price then in effect, and

				(ii)	the denominator of which shall be (x) the number of
shares of Common Stock outstanding immediately prior to the
issuance of such additional shares of Common Stock plus (y) the number of such additional shares of Common Stock so issued.

			As used herein, the term "Applicable Market Price" as of any date of determination means 85% of the average Closing Price, as that term is defined in Section 5.2.4, of the Corporation's
Common Stock for the five trading days immediately preceding such date of determination.

			(b)	Upon Issuance of Warrants, Options and Rights to Common
Stock.

				(i)	For the purposes of this Section 6.6.1, the issuance of
any warrants, options, subscriptions or purchase rights with respect to shares of Common Stock and the issuance of any
securities convertible into or exchangeable for shares of Common
Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities)
shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter defined) which may be received by the Corporation for such Common Stock shall be less than the Applicable Market Price at the time of such issuance.  Any obligation, agreement or undertaking to issue warrants, options, subscriptions or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises.  No
adjustment of the Target Price shall be made under this Section
6.6.2 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options,
subscriptions or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder, upon the issuance of any such warrants,
options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any
warrants, options or any rights therefor) as above provided.

			Should the Net Consideration Per Share of any such warrants, options, subscriptions or purchase rights or convertible
securities be decreased from time to time, then, upon the
effectiveness of each such change, the Target Price shall be adjusted to such Target Price as would have obtained (1) had the adjustments made upon the issuance of such warrants, options, rights or convertible securities been made upon the basis of the decreased Net Consideration Per Share of such securities and (2)
had adjustments made to the Target Price since the date of
issuance of such securities been made to the Target Price as adjusted pursuant to (1) above.  Any adjustment of the Target
Price with respect to this paragraph which relates to warrants, options, subscriptions, purchase rights or convertible
securities with respect to shares of Common Stock shall be
disregarded if, as, when and to the extent such warrants,
options, subscriptions, purchase rights or convertible
securities expire or are canceled without being exercised or converted, so that the Target Price effective immediately upon such cancellation or expiration shall be equal to the Target
Price in effect at the time of the issuance of the expired or canceled warrants, options, subscriptions, purchase rights or convertible securities with such additional adjustments as would have been made to the Target Price had the expired or canceled warrants, options, subscriptions, purchase rights or convertible securities not been issued.

				(ii)	For purposes of this Section 6.6, the "Net
Consideration Per Share" which may be received by the Corporation shall be determined as follows:

					(x)	The "Net Consideration Per Share" shall mean the amount
equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options,
subscriptions or other purchase rights or convertible or
exchangeable securities, plus the minimum amount of
consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants,
options, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, exchanged or
converted.

					(y)	The "Net Consideration Per Share" which may be received
by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price
adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other
purchase rights or convertible or exchangeable securities.

			(c)	Determination of Consideration.  For purposes of this
Section 6.6, (i) the amount of consideration received by or
payable to the Corporation for the issuance of any shares of
Common Stock or of any of the securities or rights described in this Section 6.6 shall be deemed to be the amount of such
consideration received by or payable to the Corporation for such issuance, after deducting therefrom any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any
expenses incurred in connection therewith, and (ii) if a part or all of the consideration received by the Corporation in
connection with the issuance of shares of the Common Stock or the issuance of any of the securities or rights described in this Section 6.6 consists of property other than cash, such
consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

			(d)	Exceptions.  This Section 6.6.1 shall not apply to (a)
shares issued as a stock split or stock dividend or (b) shares issued upon conversion of shares of Series A or Series B
Preferred Stock.

			6.6.2	Calculations.  In computing each adjustment to the
Target Price, the result shall be rounded to the nearest thousandth of a cent, and such adjustment shall be made separately in each instance, and in the event the adjustment therefrom results in a change of the Target Price of less than $0.01, then no adjustment to such then applicable Target Price shall be made, but the amount of said adjustment calculated thereby shall be carried forward to successive occasions until such adjustments in the aggregate equal or exceed $0.01.

		Section 7.	Advance Notice of Redemption.

		7.1	Holder's Right to Elect to Receive Notice of Cash
Redemption by the Corporation. Each Series B Holder shall have the right to require the Corporation to provide advance notice stating whether the Corporation will redeem such holder's shares of Series B Preferred Stock pursuant to Section 6.1.

		7.2	Mechanics of Holder's Election Notice.  A Series B Holder
desiring to exercise its rights under this Section 7 shall send notice ("Election Notice") to the Corporation and such other person as the Corporation may designate, via telecopier, requesting the Corporation to disclose whether, if such holder were to exercise its right of conversion pursuant to Section 5 with respect to all or a specified number of shares of Series B
Preferred Stock, the Corporation would elect to redeem any or all of such shares of Series B Preferred Stock for cash in lieu of issuing Common Stock. The Corporation shall then be required to disclose to such holder what action the Corporation would take over the subsequent 20 business day period, including the date of such Election Notice, as further provided in Section 7.3.

		7.3	Corporation's Response.  Upon receipt by the Corporation
of an Election Notice, the Corporation shall immediately send, via telecopier, a confirmation of receipt of the Election Notice to the holder submitting such Election Notice, which confirmation shall specify that the Election Notice has been received and the name and telephone number of a contact person at the Corporation whom such holder should contact regarding information related to the requested advance notice. Thereafter the Corporation must respond by the close of business on the third business day following receipt of such holder's Election
Notice (a) via telecopier and (b) by depositing such response with an overnight or two day carrier. The Corporation's response must state whether it would redeem the shares, in whole or in part (and, if in part, the number of such shares it would redeem), or allow conversion into shares of Common Stock without redemption. If the Corporation does not respond to such holder within three business days via telecopier and overnight or two day carrier, the Corporation shall be required to issue to such holder Common Stock upon such holder's conversion within 20 business days following such holder's Election Notice. However, if the Corporation's Common Stock price decreases so that under the applicable Conversion Rate the Corporation would be required to issue more than an additional twenty percent (20%) of shares of Common Stock other than such holder was entitled to receive at the time such holder sent its Election Notice, then the Corporation shall no longer be bound to convert such holder's
Preferred Stock into Common Stock but may elect to redeem such shares pursuant to Section 6.1, in which case such holder may block such redemption by delivering to the Corporation written notice rescinding its Notice of Conversion within two business days of its receipt of the Corporation's redemption notice under
Section 6.2. If the holder delivers such a rescission notice, then such shares shall neither be converted pursuant to the holder's Notice of Conversion nor redeemed pursuant to Section
6.1.

		Section 8.	Voting Rights.  Except as otherwise provided by New
York law, the holders of the Series B Preferred Stock shall have no voting power whatsoever, and shall not be entitled, as such, to vote or otherwise participate in any proceeding in which
actions shall be taken by the Corporation or the shareholders thereof or be entitled, as such, to receive notice of any
meeting of the shareholders.

		Notwithstanding the above, the Corporation shall provide each Series B Holder with not less than 20 days' prior written notice of any meeting of the shareholders regarding any major corporate events affecting the Corporation. In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each Series B Holder, at least ten days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

		To the extent that under New York law the vote of the holders of Series B Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, as the case may be, represented at a duly held meeting at which a quorum is present or by written consent of a majority of the outstanding shares of Series B Preferred Stock, as the case may be, (except as otherwise may be required under New York law) shall constitute the approval of such action by the class. To the extent that under New York law the holders of the Series B
Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series
B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date on which a Series B Conversion Price is calculated. Holders of the Series B Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's
By-Laws and applicable statutes.

		Section 9.	Protective Provision.

		9.1	So long as any share of Series B Preferred Stock is
outstanding, the Corporation may not, without first obtaining the approval (by vote or written consent, as provided by the New
York Business Corporation Law) of the holders of at least two-thirds of the then outstanding shares of Series B Preferred
Stock:

		(a)	alter or change (whether by amendment of its Certificate
of Incorporation or By-Laws or otherwise) the rights, preferences or privileges of any other class of equity securities so as to affect adversely the Series B-1 Preferred
Stock or the Series B-2 Preferred Stock;

		(b)	alter or change (whether by amendment of its Certificate
of Incorporation or By-Laws or otherwise) any of the rights, preferences or privileges of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock;

		(c)	authorize or issue any share of any other equity security
senior to or having a preference over or on parity with the Series B-1 Preferred Stock or the Series B-2 Preferred Stock with respect to dividends or Distributions (as defined in Section 2 above);

		(d)	increase the authorized number of shares of Series A
Preferred Stock or Series B Preferred Stock;

		(e)	redeem, purchase or otherwise acquire for value (or pay
into or set aside for a sinking fund for such purpose) any share of capital stock of the Corporation other than (i) through redemption or conversion pursuant to the provisions of Part A or this Part B, (ii) repurchases of Common Stock, or (iii) redemptions of other securities convertible into shares of Common Stock made to block such conversion.

		(f)	declare or pay any dividend on, or declare or make any
other distribution on account of, its Common Stock or any class or series of Preferred Stock other than the Series B Preferred
Stock (other than dividends payable solely in shares of Common
Stock or distributions on shares of Series A Preferred Stock required to be made under Part A) or set apart any sum for any such purpose; or

		(g)	do any act or thing not authorized or contemplated by this
Part B which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the
Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

		9.2	In the event holders of at least two-thirds of the then
outstanding shares of Series B Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, pursuant to clause (a) or clause (b) of Section 9.1 above, so as to affect the Series B Preferred Stock, then the Corporation will deliver notice of such approved change to each holder of Series
B Preferred Stock that did not agree to such alteration or change (a "Dissenting Holder") and each Dissenting Holder shall have the right for a period of 30 business days to convert any or all of its shares of Series B Preferred Stock pursuant to the terms of this Part B as they exist prior to such alteration or change (notwithstanding the one-year waiting period set forth in Section 5.1 hereof), or continue to hold its shares of Series B
Preferred Stock.

		Section 10.	Status of Redeemed or Converted Stock.  In the
event any shares of Series A Preferred Stock or Series B
Preferred Stock shall be redeemed or converted, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series and shall not be issuable by the Corporation as Series A Preferred Stock or Series B Preferred Stock.

		Section 11.	Notices of Record Date.  In the event of:

		(a)	any taking by the Corporation of a record of the holders
of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

		(b)	any capital reorganization of the Corporation, any
reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation or any other entity or person, or

		(c)	any voluntary or involuntary dissolution, liquidation or
winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten business days prior to the date specified in such notice on which such action is to be taken.

		Section 12.	No Impairment.  The Corporation will not, by
amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of any shares of Series B Preferred Stock above the amount payable therefor on such conversion and (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all shares of Series B Preferred Stock from time to time outstanding.

		FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o D. David Cohen, Esq., 501 Madison Avenue, New York, New York 10022.

		SIXTH:  The duration of the corporation is to be perpetual.

		SEVENTH: Any one or more members of the Board of Directors of the corporation or of any committee thereof may participate in a meeting of said Board or of any such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.

		EIGHTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.
Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of
Section 622 of the Business Corporation Law.

		NINTH: Except as may otherwise be specifically provided in this certificate of incorporation, no provision of this certificate of incorporation is intended by the corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

		TENTH: A. In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred
Stock designation, and notwithstanding any other provision of the Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of at least 75% of the total voting power of all the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the adoption or authorization of a business combination (as defined herein ) with any other entity (as defined herein), provided, however, the provisions of this Article TENTH shall not apply to, and only such vote as shall otherwise be required by law, this Certificate of Incorporation or the By-Laws of the Corporation, shall be required for, any such business combination recommended to the stockholders by two-thirds of the whole Board of Directors of the Corporation, provided that and so long as a majority of the members of the Board of Directors acting upon such matter shall be continuing directors (as defined herein).

		B. As used in this Certificate of Incorporation, (a) the term "continuing director" shall mean a member of the initial Board of Directors of the Corporation, or a member of the Board of Directors of the Corporation who was elected by the public stockholders prior to the time that such other entity (as defined herein) acquired shares of stock of the Corporation entitling such other entity to exercise in excess of ten percent
(10%) of the total voting power of all classes of stock of the Corporation entitled to vote in the election of directors, or a member of the Board of Directors of the Corporation who was elected or nominated for election by a majority of continuing directors; (b) the term "other entity" shall include any individual, corporation, partnership, person or entity and any other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule
12b-2 (or any successor rule) of the General Rules and Regulations under the Securities Exchange Act of 1934, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the Corporation's stock within the meaning of the Securities Act of 1933; and (c) the term "business combination" shall include (i) any merger or consolidation of the Corporation with or into any other entity, other than a merger or consolidation that does not require the vote of the stockholders of the Corporation; (ii) any sale, lease, transfer or exchange
(in one transaction or a series of transactions) of all or substantially all of the property and assets of the Corporation to any other entity; (iii) any merger of consolidation of any other entity with or into the Corporation or any subsidiary of this Corporation; or (iv) any agreement or contract with any other entity providing for any of the transactions described in this subparagraph (c).

		ELEVENTH: In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred
Stock designation, and notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least 75% of the total voting power of all the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any one or more of the provisions contained in Articles TENTH or ELEVENTH of this Certificate of Incorporation, subject to the provisions of any class or series of Preferred Stock which may at the time be outstanding.